EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Accountants” in Amendment No. 1 to the Registration Statement (Forms F-10, F-4 and S-4 No. 333-141155) and related Prospectus of Angiotech Pharmaceuticals, Inc. for the registration of US$325,000,000 Senior Floating Rate Notes due 2013, and to the incorporation by reference therein of our report dated February 10, 2006, except as to note 22, as to which the date is September 13, 2006, with respect to the consolidated financial statements of Angiotech Pharmaceuticals, Inc., included in Exhibit 2 of its Annual Report (Form 40-F) for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

Vancouver, Canada	/S/ ERNST & YOUNG LLP
March 30, 2007	Chartered Accountants